EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
September 3, 2014	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bank Strengthens Commitment to Eastern North Carolina
Announces Agreement to Purchase Nine Branch Banking Offices

Washington, North Carolina – First South Bancorp, Inc. (the "Company") (NASDAQ:FSBK), the parent holding company of First South Bank (the "Bank"), announced today the signing of an agreement under which the Bank has agreed to purchase the branch banking operations of nine locations in North Carolina from Bank of America, N.A. The branch offices are located in Elizabethtown, Goldsboro, Kenansville, Kinston, Kitty Hawk, Morehead City, Mount Olive, Wallace and Wilson, North Carolina. The purchase is expected to add approximately $261.4 million of deposits. The Bank has also agreed to purchase the fixed assets and a small amount of loans related to the purchased branches. The Bank expects the transaction to close in the fourth quarter of 2014, subject to approval by regulators and satisfaction of customary closing conditions.

"We look forward to welcoming these new customers, employees and communities into the First South Bank family,” said Bruce Elder, President and CEO. "First South has a long history of serving eastern and central North Carolina and these new markets are located right in the heart of our franchise. Expansion into these new markets supports our strategy to capitalize on opportunities that leverage our capital, create scale, increase operating efficiencies and enhance shareholder value. By offering our new customers the relationship experience they have been accustomed to, with the financial solutions they need and through the delivery channels they have come to expect, we will strive to become the community bank of choice in these new markets. Both banks will work together to ensure a smooth transition for the customers and employees of these communities."

After the purchase of the branches, the Bank’s franchise will increase from 26 to 35 banking offices, further expanding its geographic footprint and becoming a more prominently positioned community bank in eastern North Carolina. The transaction is expected to increase assets from $711 million at June 30, 2014 to approximately $972 million and deposits from $593 million to approximately $854 million at close.

First South Bank was advised in this transaction by Raymond James & Associates, Inc. as financial advisor and Wyrick Robbins Yates & Ponton LLP as legal counsel.

About First South Bank

First South Bank has been serving the citizens of eastern and central North Carolina since 1902. The Bank has a rich history of serving the communities in which it operates by offering a wide array of financial products and services through both high tech and high touch channels. These include equipment leasing through First South Leasing, as well as securities brokerage services offered by First South Wealth Management through an affiliation with an independent broker/dealer. The Bank currently operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout eastern and central North Carolina.

For more information on First South Bank products and services call 1-800-946-4178 or visit our website at www.firstsouthnc.com.

First South Bancorp, Inc. investor relations and financial information may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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